Nationwide Mutual Funds
Sub-Item 77C Exhibit:
Submission of Matters
To A Vote of
Security Holders
10-31-14 Annual Report

Meeting Date

 September 25, 2014

Meeting Description

 Matters Submitted to a Vote of Security Holders at a special meeting of shareholders held on September 25, 2014, shares were voted as follows on the proposal presented to the shareholders:

Approval of a Plan of Reorganization by the Trust, on behalf of its series, the Nationwide HighMark Short Term Bond Fund (the "Acquiring
 Fund") and the Nationwide Enhanced Income Fund (the "Target Fund") which provides for: (i) the acquisition by the Acquiring Fund of all of the property and assets of the Target Fund, in exchange solely for Class A shares, Institutional Class shares, and Institutional Service Class shares of the Acquiring Fund; (ii) the pro rata distribution of such shares of the Acquiring Fund to the shareholders of the Target Fund holding the corresponding classes of shares of the Target Fund; and (iii) the liquidation and dissolution of the Target Fund.

 Nationwide Enhanced Income Fund            Number of Shares

For                            10,239, 964

 Against                0

 Abstain                                               6,318

 Total                                           10,246,283